Exhibit 99.2

Investor/Media Contact:

Mark Francois

Senior Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

mfrancois@alphatecspine.com

ALPHATEC SPINE APPOINTS LUKE T. FAULSTICK TO BOARD OF DIRECTORS

CARLSBAD, CA, August 7, 2012 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, today announced the appointment of Luke T. Faulstick to the Company’s Board of Directors. The appointment increases the size of Alphatec Spine’s Board of Directors to eight and increases the number of independent directors to five.

Mr. Faulstick is Co-Owner, President and Chief Executive Officer of Athens, Georgia-based Power Partners Inc., a position he has held since early 2012. Mr. Faulstick has served on Power Partner’s Board of Advisors since 2003. Power Partners is a leading manufacturer of overhead distribution transformers, serving public and private power utilities in North America, Central America, Mexico, the Caribbean and other markets. The company also produces adsorption chillers for industrial cooling applications and has custom metal fabrication operations serving various industrial industries in North and South America. Prior to that, Mr. Faulstick served in several operational roles at DJO Global, Inc., most recently as Executive Vice President and Chief Operating Officer. Mr. Faulstick joined DJO Global in 2001 and helped the company establish global operations and grow ten-fold during his tenure. DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management.

Mr. Faulstick brings over 25 years of operational experience in the medical, electronic and photographic industries, and has held senior operating management roles at Tyco Healthcare, Graphic Controls, Mitsubishi Consumer Electronics and Eastman Kodak. He is a recognized leader in implementing and managing lean, customer focused team-based operations and his operations have received numerous awards, including the Shingo Prize for operational excellence, Industry Week’s Best Plants and the Association of Manufacturing Excellence

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Operational Excellence award. Mr. Faulstick holds a B.S. in engineering from Michigan State University and an M.S. in engineering from Rochester Institute of Technology. He served on the Association of Manufacturing Excellence Board of Directors from 2006 to 2012 and as Chairman of the Board from 2009 to 2011. He is currently a member of the Rady Children’s Hospital Foundation Board of Trustees and is a Certified Board of Director through the UCLA Anderson School of Business.

“Having worked with Luke for a decade at DJO Global, I am pleased that he has agreed to join Alphatec Spine’s board of directors. His experience with global operations will strengthen our board and be a tremendous asset to our company,” said Les Cross, Alphatec Spine’s Chairman and Chief Executive Officer. “Luke is a proven and respected leader at transforming businesses into customer-focused, lean and scalable enterprises. With his impressive 25 years of experience, we welcome Luke’s insight and support with our operational excellence initiatives. I look forward to continuing to work with our employees and our board of directors to unleash the value of Alphatec Spine for all stakeholders.”

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq: ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven products that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its affiliate, Scient’x S.A.S., via a direct sales force in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa. In Latin America, the Company conducts its business through its subsidiary, Cibramed Produtos Medicos. In Japan, the Company markets its products through its subsidiary, Alphatec Pacific, Inc. In the rest of Asia and Australia, the Company sells its and Scient’x’s products through its and Scient’x’s distributors.

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